April 27, 2021
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated September 25, 2018 regarding the sale of shares of the Argent Small Cap Fund. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.